EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated February 3, 2005, accompanying the financial statements and schedule included in the Annual Report of Insignia Systems, Inc. on Form 10-K, for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Insignia Systems, Inc. on Forms S-8 (File Nos. 333-107087, 333-97513, 333-83062, 333-65172, 333-41240, 333-41242, 333-80261, 333-59709, 333-43781, 33-92376, 33-92374, 33-75372, 33-47003, and 333-120504) and Forms S-3 and amendments (File Nos. 333-102486 and 333-121587).

/s/   Grant Thornton LLP

Minneapolis, Minnesota
March 25, 2005